EXHIBIT 2.1

     TECHNOLOGY TRANSFER AND TECHNICAL COOPERATION AGREEMENT*

                          by and between

                     MELAMINE CHEMICALS, INC.

                               and

                        DSM MELAMINE B.V.


                        February 25, 1997



* Portions of this agreeement are confidential and have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment in accordance with Rule 24b-2 under the Securities Exchange Act of 1934, as amended. Where information has been deleted a "[*]" has been inserted to indicate that information has been omitted.

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                        TABLE OF CONTENTS
                                                               Page

ARTICLE 1 - DEFINITIONS...........................................1

     Section 1.1 Definitions......................................1
     Section 1.2 Other Definitional Provisions....................4

ARTICLE 2 - TRANSFER OF MCI TECHNOLOGY TO DSM.....................4

     Section 2.1 Technology Transfer..............................4
     Section 2.2 Technology Fees..................................4
     Section 2.3 Restrictions on Use of Technology................4
     Section 2.4 Option of MCI to Build Additional Plants.........5

ARTICLE 3 - TECHNICAL ASSISTANCE OF DSM RELATING TO M-I PLANT.....5

     Section 3.1 Technology Assistance............................5
     Section 3.2 Study; Technical Assistance......................5
     Section 3.3 License..........................................7
     Section 3.4 Other Technical Assistance.......................7

ARTICLE 4 - THE CLOSING...........................................7

     Section 4.1 Closing..........................................7
     Section 4.2 Deliveries at Closing............................7

ARTICLE 5 - IMPROVEMENTS OF TECHNOLOGY............................8

     Section 5.1 Development of Improvements......................8
     Section 5.2 Acquisitions of Improvements.....................9
     Section 5.3 Reports..........................................9

ARTICLE 6 - TRANSFER, RECORDATION ANDMAINTENANCE OF PATENTS......10

     Section 6.1 Recordation of Patent Assignment................10
     Section 6.2 Maintenance of Process Patents..................10

ARTICLE 7 - TRANSFER OF UNPATENTED TECHNOLOGIES..................10

     Section 7.1 Transfer of Know-How............................10
     Section 7.2 Transfer of Unpatented Improvements.............11
     Section 7.3 Access to the Other Party's Plants..............11
     Section 7.4 Other Technical Assistance......................12

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ARTICLE 8 - SECRECY AND CONFIDENTIALITY..........................12

     Section 8.1 Confidential Information........................12
     Section 8.2 Permitted Recipients............................13
     Section 8.3 Prior Notice....................................14
     Section 8.4 Control Procedures..............................14

ARTICLE 9 - INFRINGEMENT ACTIONS BY THIRD PARTIES................14

     Section 9.1 Infringement Actions by Third Parties
                 involving the MCI Technology....................14
     Section 9.2 Infringement Actions by Third Parties
                 involving DSM's Technology......................14

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES; LIMITATION
             OF LIABILITIES; INDEMNIFICATION.....................15

     Section 10.1 Representations and Warranties.................15
     Section 10.2 Limitation of Liabilities......................17
     Section 10.3 Indemnification................................17

ARTICLE 11 - DUE DILIGENCE PERIOD................................20

     Section 11.1 Due Diligence..................................20
     Section 11.2 Termination Procedures.........................20
     Section 11.3 Remedies.......................................21
     Section 11.4 Extension of Due Diligence Period..............21

ARTICLE 12 - CONDITIONS TO CLOSING...............................21

     Section 12.1 Lapse of Due Diligence Period..................21
     Section 12.2 Restraining Action.............................21
     Section 12.3 Statutory Requirements and Regulatory
                  Approval.......................................21

ARTICLE 13 - TERMINATION AND AMENDMENT...........................22

     Section 13.1 Term...........................................22
     Section 13.2 Modification...................................23

ARTICLE 14 - MISCELLANEOUS.......................................23

     Section 14.1 Force Majeure..................................23
     Section 14.2 Waiver.........................................23
     Section 14.3 Beneficiaries; Assignment of Rights............23

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     Section 14.4 Language.......................................24
     Section 14.5 Further Assurances.............................24
     Section 14.6 Arbitration....................................24
     Section 14.7 Injunctive Remedies............................25
     Section 14.8 CHOICE OF LAW..................................25
     Section 14.9 Notices........................................26
     Section 14.10 Invalid Provisions............................26
     Section 14.11 Entire Agreement..............................27
     Section 14.12 Press Releases................................27
     Section 14.13 Agency........................................27


EXHIBIT A - Map of the Americas.................................A-1

EXHIBIT B - Application Patents.................................B-1

EXHIBIT C - Patent Assignment...................................C-1

EXHIBIT D - Preliminary Information.............................D-1

EXHIBIT E - Form of Promissory Notes............................E-1

EXHIBIT F - Written Know-How....................................F-1

EXHIBIT G - Patent Applications.................................G-1

Schedule 10.1 - Disclosure Schedule.............................S-1

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          TECHNOLOGY TRANSFER AND TECHNICAL COOPERATION AGREEMENT

     This TECHNOLOGY TRANSFER AND TECHNICAL COOPERATION AGREEMENT, entered into this 25th day of February, 1997 (the "Agreement"), is by and between Melamine Chemicals, Inc., a corporation organized under the laws of the State of Delaware, United States of America, with its principal offices located at Donaldsonville, Louisiana, United States of America ("MCI"), and DSM Melamine B.V., a company with limited liability organized under the laws of The Netherlands, with its principal offices located at Heerlen, The Netherlands ("DSM").

                       W I T N E S S E T H:

     WHEREAS, subject to the terms and conditions hereof, MCI desires to transfer the MCI Technology (as defined below) to DSM in exchange for, among other things, technology fees, retained rights to use such technology in the Americas (as defined below) and rights to receive and use certain of DSM's technology, all on the terms and conditions hereinafter provided; and

     WHEREAS, DSM desires to acquire the MCI Technology on such terms and conditions;

     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

                     ARTICLE 1 - DEFINITIONS

     Section 1.1 Definitions. In addition to other terms defined in this Agreement, the following capitalized terms, when used in this Agreement, shall have the following meanings:

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. For the purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to cast 50% or more of the voting power of such Person; provided, however, that if any Person may cast at least 40% of the voting power of another Person and is prevented from obtaining 50% or more of the voting power by restrictions on foreign ownership under the laws of the jurisdiction under which such other Person is organized, then the Person possessing such voting power shall nonetheless be deemed to control such other Person for purposes of this definition.

     "Americas" means the areas included within North America and South America, including Mexico, Central America, and all islands located in the Caribbean Sea or Gulf of Mexico, all as marked on the map attached as Exhibit A.

     "Application Patents" means the patents and patent applications to be licensed by MCI to DSM under Section 2.1(c), each of which is listed on Exhibit B hereto.

     "Closing" and "Closing Date" shall have the respective meanings specified in Section 4.1.

     "Closing Date  Transactions"  means  those transactions referred to in
Section 4.2.

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     "Confidential Information" shall have the meaning specified in Section
8.1(b).

     "Due Diligence Minutes" and "Due Diligence Period" shall have the respective meanings specified in Sections 11.1(b) and 11.1(a).

     "Improvements" means any changes in, improvements to, or discoveries regarding the MCI Technology, whether or not patentable, developed by MCI, DSM or both prior to the tenth anniversary of the Closing Date (including without limitation any such change, improvement or discovery that enhances its value, increases its efficiency or improves the quality of melamine produced at Plants that use the MCI Technology, or that can reasonably be expected to enhance such value, increase such efficiency or improve such quality); provided, however, that such term shall not be deemed to include any changes in, improvements to, or discoveries regarding application technologies, whether or not patentable.

     "Initial Plant" means the first Plant built by DSM using the MCI Technology in whole or in part.

     "Know-How" means all of MCI's know-how, show-how, trade secrets, technical data and other proprietary or nonproprietary information in any form (other than the Application Patents or Process Patents), whether or not reduced to a tangible medium, that directly or indirectly relates to
(i) high pressure and high temperature noncatalytic melamine process and production technology (including all such technology and equipment that is utilized by MCI at its M-II Plant, and all such proprietary or nonproprietary information included in any operating manuals relating to such plant), or (ii) application technology relating to melamine manufactured under such high pressure and high temperature technology, and shall be deemed to include without limitation the Preliminary Information.

     "Low-Pressure Technology" means the low pressure catalytic melamine process and production technology used on the date hereof by DSM, MCI and several other Persons.

     "M-I Plant" means the melamine production plant (including the related carbamate recovery unit) of MCI located in Donaldsonville, Louisiana that utilizes the Low-Pressure Technology.

     "M-II Plant" means the melamine production plant of MCI located in Donaldsonville, Louisiana that utilizes the M-II Technology.

     "M-II Technology" means the Process Patents listed on Annex I to the Patent Assignment and the related Know-How on the Closing Date, referred to collectively.

     "M-IV Technology" means the Process Patents listed on Annex II to the Patent Assignment and the related Know-How on the Closing Date, referred to collectively.

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     "MCI Technology" means the M-II Technology and  the  M-IV  Technology, referred to collectively.

     "MCI Territory" means the United States of America and Canada.

     "Option Plants" shall have the meaning specified in Section 2.4.

     "Patent Assignment" means the Patent Assignment to be executed by MCI in the form of Exhibit C attached hereto in accordance with the terms of
Section 2.1(b).

     "Permitted   Recipient"   shall   have   the   meaning   specified  in
Section 8.2(a).

     "Person" means any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust, or other entity or organization, whether or not a legal entity, and any government or agency or political subdivision thereof.

     "Plants" means any melamine production plants owned by MCI or DSM, either on the date hereof or thereafter; provided, however, that such term shall not be deemed to include any melamine production plant built as a joint venture between DSM and MCI under Section 2.3(c) or otherwise.

     "Preliminary Information" means the preliminary information relating to the MCI Technology that MCI furnished in writing to DSM prior to the date hereof, all of which is indexed and attached as Exhibit D (including, in certain instances, written minutes that reflect information previously furnished orally to DSM).

     "Process Patents" mean the patents and patent applications to be assigned by MCI to DSM under the Patent Assignment, each of which is listed on Annexes I and II to the Patent Assignment.

     "Promissory Notes" means the promissory notes of DSM to be issued to MCI on the Closing Date in the form of Exhibit E-1 and E-2.

     "Representatives"  means,  when  used  in  reference  to either  party
hereunder,   the  directors,  managing  directors,  supervisory  directors, officers and employees (including temporary employees) of such party.

     "Technology Rights" means the rights of MCI to use the MCI Technology and the Improvements on the terms and subject to the limitations specified under Sections 2.1 and 5.1(a).

     "Travel Costs" means all out-of-pocket costs reasonably incurred by one party in connection with visiting the facilities of the other party, including travel (business class air travel), lodging, food, ground transportation and other related incidental expenses.

     "US $" means United States dollars.

     Section 1.2 Other Definitional Provisions. References to "Articles" and "Sections" shall be to Articles and Sections of this Agreement unless otherwise specifically provided.

          ARTICLE 2 - TRANSFER OF MCI TECHNOLOGY TO DSM

     Section 2.1 Technology Transfer. (a) Subject to the terms and conditions herein contained, MCI agrees to transfer to DSM all right, title and interest to the MCI Technology; provided, however, that during the term of this Agreement MCI shall retain the royalty-free right to use the MCI Technology (i) to continue to operate the M-II Plant, (ii) to design, construct and operate in the Americas up to two additional Plants (the "New Plants") employing a total of two reactors that have an aggregate maximum production capacity of 80,000 metric tons; provided, however, that MCI may install any additional reactors within a testing facility that produces commercially insignificant quantities of melamine; and further provided that MCI may build only one New Plant outside of the MCI Territory (not including any joint venture plant that may be built by the parties under
Section 2.3(c)), (iii) to design, construct and operate any additional Plants ("Replacement Plants") in the MCI Territory that replace the 50,000 metric tons of aggregate annual production capacity of the M-I Plant and the M-II Plant and (iv) to market and sell worldwide all melamine produced at the M-II Plant, the New Plants or the Replacement Plants.

          (b) MCI shall (i) consummate the transfer of the Process Patents by executing and delivering on the Closing Date the Patent Assignment in the form of Exhibit C and by performing its covenants under Section 6.1, and (ii) consummate the transfer of the Know-How by performing its covenants under Section 7.1.

          (c) Effective upon the Closing Date, MCI hereby irrevocably grants to DSM, during the term of this Agreement, a royalty-free non-exclusive license to use the Application Patents worldwide. DSM shall be free to grant sublicenses of these license rights.

     Section 2.2 Technology Fees. In exchange for the rights and licenses granted to DSM under this Agreement, DSM shall pay MCI US $25 million, US $15 million of which shall be paid through a nonrefundable transfer of funds on the Closing Date in accordance with Section 4.2, and US $10 million of which shall be paid through the issuance by DSM of the Promissory Notes on the Closing Date.

     Section 2.3 Restrictions on Use of Technology. (a) DSM shall not use any Process Patent prior to its expiration date and shall not use during the term of this Agreement any Know-How or Improvements that constitute Confidential Information under Article 8 to build a Plant located in the MCI Territory, and shall not authorize or permit any of its Affiliates, licensees, successors or permitted assigns to use any such technology in such manner; provided, however, that DSM or, at DSM's option, an Affiliate of DSM shall have the right to use such technology to design, construct and operate one or more Plants in the MCI Territory that replace the 80,000 metric ton production capacity of the plant of DSM's Affiliate located in Fortier, Louisiana.

          (b) MCI shall not use any Process Patent prior to its expiration date and shall not use during the term of this Agreement any Know-How or Improvements that constitute Confidential Information under Article 8 to build a Plant located outside of the MCI Territory (other than as permitted in Section 2.1(a)(ii) or 2.3(c)), and shall not authorize or permit any of its Affiliates, licensees, successors or permitted assigns to use any such technology in such manner.

          (c) DSM and MCI shall be permitted to use the MCI Technology and Improvements to build a melamine production plant located in [*], but only if such plant is owned and operated by a joint venture company organized by DSM and MCI on terms and conditions mutually agreeable to both parties. At any time during the term of this Agreement, either party may consult with the other party regarding the possibility of a joint venture in [*], but neither party shall have any obligation to pursue any such venture.

     Section 2.4 Option of MCI to Build Additional Plants. After MCI or its Affiliates have constructed two New Plants in accordance with Section 2.1(a), MCI shall have the right to use the MCI Technology to design, construct and operate in the MCI Territory additional Plants ("Option Plants") upon payment to DSM of [*] per Option Plant. MCI shall be free to market and sell worldwide all melamine produced at any Option Plant.

  ARTICLE 3 - TECHNICAL ASSISTANCE OF DSM RELATING TO M-I PLANT

     Section 3.1 Technology Assistance. As additional consideration for the rights and licenses granted to DSM under this Agreement, DSM shall conduct a study with respect to improving MCI's M-I Plant (the "Study"), shall provide technical assistance in connection therewith, and shall grant the license specified below, all on the terms and conditions hereinafter provided.

     Section 3.2 Study; Technical Assistance. (a) After the Closing Date, DSM Representatives will visit the M-I Plant to enable DSM to make preliminary assessments regarding possible improvements to the M-I Plant. This initial visit will be conducted on dates mutually agreeable to the parties, provided that it is completed within 120 days of the Closing Date. Within 60 days of the completion of this visit, (i) DSM shall consult with MCI regarding DSM's preliminary assessments and recommendations regarding improving the M-I Plant, (ii) MCI shall prioritize its objectives for improving the M-I Plant, including without limitation prioritizing the benefits associated with increasing the rate at which the M-I Plant produces melamine, decreasing the variable cost at which such plant produces melamine, improving the quality of such plant's melamine, reducing such plant's waste products and emissions into the environment, and improving the safety of such plant's operations, and (iii) DSM and MCI shall agree to the scope of the Study and the activities to be undertaken by DSM in connection therewith.

          (b) Upon completion of the actions specified in paragraph (a), DSM shall have up to 180 days to commence, conduct and complete the Study, and shall, within 30 days after completing the Study, report the results thereof in writing to MCI, together with DSM's written recommendations regarding the improvements DSM deems possible and beneficial, the expected benefits of each such improvement, and DSM's estimates of the cost of

____________________

     * Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

implementing each such improvement (collectively, the "Study Report"). Unless otherwise agreed to the contrary by MCI in writing, one of DSM's recommendations shall be to replace the reactor in the M-I Plant with a new reactor that incorporates DSM's patented and unpatented melamine reactor technology. Prior to and during the Study, MCI shall provide DSM with any and all information and data pertaining to the M-I Plant as shall be reasonably requested by DSM to carry out the Study.

          (c) Upon MCI's receipt of the Study Report, DSM shall, at MCI's request, discuss the Study Report with MCI. Within 120 days of MCI's receipt of such report, MCI shall advise DSM in writing (the "Response Notice") as to which recommendations, if any, MCI desires to pursue and implement.

          (d) Upon receipt of MCI's Response Notice, DSM shall consult with MCI to determine the most effective means of implementing such recommendations and DSM shall use its commercially reasonable best efforts to assist MCI in the implementation of such recommendations to the extent DSM has the requisite knowledge, expertise and experience, and provided that such assistance does not unreasonably interfere with DSM's normal operations and business. Such assistance may include the preparation of any necessary basic engineering data, the delivery of written documents, visits to the M-I Plant by DSM Representatives, visits to DSM's Plants by MCI Representatives, training of MCI Representatives by DSM Representatives or taking any other mutually agreeable actions. DSM shall not be required to provide any technical assistance under this paragraph for more than 270 days after the date it receives MCI's Response Notice; provided, however, that such 270-day period shall be extended for up to 24 months with respect to any improvements that cannot be timely implemented due to delays associated with constructing and transporting reactors or other process equipment or due to other events outside the reasonable control of the parties.

          (e) DSM's Representatives and advisors shall spend, free of charge to MCI, up to 300 man-days in connection with all of the activities described in this Article. MCI shall reimburse DSM for all reasonable out-of-pocket expenses associated with activities by each DSM Representative or advisor hereunder (including Travel Costs), and shall pay DSM a per diem amount for each day worked by any DSM Representative or advisor in excess of 300 man-days. All per diem rates of DSM's Representatives charged hereunder shall equal 1/250th of such Representative's annual cash compensation.

     Section 3.3 License. (a) Effective upon the date that MCI delivers its Response Notice, DSM hereby grants to MCI, during the term of this Agreement, a royalty-free license to use at the M-I Plant any patents, patent applications, know-how and other technology owned by DSM that are necessary for MCI to implement the improvements to the M-I Plant to be made under this Article and to market and sell worldwide all melamine produced at such plant; provided, however, that DSM shall not be obligated to license any such technology of which it cannot freely dispose due to contractual restrictions that will be disclosed to MCI in writing no later than the effective time of the license. Within 10 days of the date upon which MCI delivers its Response Notice, DSM shall furnish a certificate to

MCI certifying that it owns all patents licensed under this Section and has the right to use and license any know-how or other technology licensed hereunder (in each case free and clear of any title encumbrance), subject to any exceptions previously disclosed to MCI under the prior sentence. This license conveys no right to grant sublicenses, and the technology licensed hereunder may not be transferred or assigned by MCI in any manner, except in connection with a sale or transfer of control of the M-I Plant in a transaction of the type described in Section 14.3(b)(i) or unless DSM approves the transfer in writing.

          (b) Each provision herein that permits MCI to use the technology licensed under this Section at the M-I Plant shall also permit MCI to use such technology at any subsequent Plants utilizing the Low Pressure Technology that replace the M-I Plant and which have an aggregate maximum production capacity not exceeding 37,000 metric tons.

     Section 3.4 Other Technical Assistance. If, prior to the date upon which DSM's obligations to provide technical assistance under this Article 3 lapse, MCI requests technical services regarding DSM's Low Pressure Technology, or its implementation or use, that are not contemplated by the terms of this Agreement, DSM shall engage in good faith discussions with MCI to determine if DSM can provide such services on mutually agreeable terms and conditions.

                     ARTICLE 4 - THE CLOSING

     Section 4.1 Closing. A closing (the "Closing") of the Closing Date Transactions shall take place at Donaldsonville, Louisiana commencing at 9:00 a.m. on a date (the "Closing Date") to be mutually agreed upon between the parties, which shall be no later than the fifth business day following the date upon which the conditions to the obligations of the parties set forth in Section 12.1 are fulfilled or duly waived, or, if no date has been agreed to, on any date specified by one party to the other upon five days' written notice following satisfaction of the conditions to the obligations of the parties set forth in Section 12.1; provided, however, that in no event will any party be obligated to consummate the Closing Date Transactions unless all other closing conditions set forth in Article 12 that are applicable to such party shall have been fulfilled or duly waived on or prior to the Closing Date.

     Section  4.2  Deliveries  at Closing.  If all conditions set forth  in
Article 12 are satisfied or waived by each party entitled to grant such waiver, at the Closing (i) MCI shall duly execute and deliver the Patent Assignment, (ii) DSM shall pay to MCI US $15 million by bank wire transfer of immediately available funds to MCI's account at Hibernia National Bank, New Orleans, Louisiana (ABA No. 065000090, Account No. 047977934), and shall duly execute and deliver to MCI the Promissory Notes, and (iii) MCI and DSM shall each provide, upon the reasonable request of the other party, appropriate evidence of the satisfaction of the conditions set forth in
Article 12.

                 ARTICLE 5 - IMPROVEMENTS OF TECHNOLOGY

     Section 5.1 Development of Improvements. (a) All Improvements developed by DSM, MCI or both prior to the tenth anniversary of the Closing Date shall be owned by DSM; provided, however, that during the term of this Agreement MCI shall be permitted to use each such Improvement royalty-free for each of the purposes specified in items (i) through (iv) of Section 2.1(a), but shall not be permitted to use any such Improvements in any Option Plant.

          (b) Between the Closing Date and the tenth anniversary of the Closing Date, each party shall designate at least one qualified full-time individual whose primary responsibility will be to develop Improvements. If either party develops any ideas that it believes may be developed into a commercially useful Improvement, it may pursue the idea by itself or ask the other party if it is interested in pursuing such idea unilaterally or jointly. If such other party is interested in pursuing such idea jointly, the parties shall consult regarding the financial and non-financial contributions that each party will provide to the joint development. The parties shall periodically consult to determine the status of each party's efforts to develop Improvements.

          (c) Between the Closing Date and the tenth anniversary of the Closing Date, DSM may use the M-II Plant on the terms and conditions specified herein to test ideas that DSM reasonably believes may be developed into commercially useful Improvements. For each of the first four one-year periods ending on the anniversary date of the Closing DSM shall be entitled to use the M-II Plant on the terms hereof for up to eight weeks for testing purposes, and for each of the next six succeeding one-year periods ending on such date DSM shall be entitled to use the M-II Plant on the terms hereof for up to six weeks for testing purposes; provided, however, that in connection with such testing MCI shall not be required to either (i) reduce MCI's production of commercially saleable melamine by more than 50% during such six-week or eight-week period from the amount that MCI reasonably determines would have otherwise been produced during such period (which amount MCI shall substantiate, if requested, by reference to prior production records or then-current operating budgets) or (ii) produce during any such one-year period more than 500,000 pounds of melamine that cannot be reprocessed or sold at prices at least 70% of then-prevailing market prices ("non-saleable melamine") unless (A) DSM reimburses MCI for all raw material costs associated with producing all non-saleable melamine in excess of 500,000 pounds and (B) DSM reimburses MCI for all of MCI's costs of disposing of such excess non-saleable melamine or DSM disposes of, sells, or otherwise takes custody of and responsibility for all such excess non-saleable melamine at no cost to MCI. If DSM desires to use the M-II Plant for testing purposes under this Section, DSM shall provide no less than 15 days' written notice of the dates upon which it proposes to conduct such tests, as well as a brief description of the proposed tests and the personnel that would conduct such tests.

          (d) Upon MCI's receipt of any notice in accordance with paragraph (c), MCI and DSM shall consult regarding the timing, scope, cost and staffing of the proposed testing, as well as the likely impact of the testing on MCI's business, on the environment and on the health and safety of the parties' employees. Following such consultations, MCI shall conduct the testing at such times and on such terms and conditions as are mutually agreeable to the parties; provided, however, that MCI shall not unreasonably withhold its consent to any testing schedule or to any terms and conditions proposed in good faith by DSM following such consultations. In no event, however, shall MCI be required to consent to (i) conducting testing on any dates on which the M-II Plant will be closed for a turnaround or other substantial maintenance that was scheduled prior to the receipt of DSM's notice, (ii) any involuntary purchase of testing equipment or the incurrence of any other out-of-pocket costs in connection with such testing in excess of US $50,000 in the aggregate during any one-year testing period, or (iii) conducting testing for more than four weeks in any of the four quarters comprising any one-year testing period. Unless MCI otherwise agrees in writing or unless testing during any one-year testing period is delayed under item (i) above, any weeks of testing not used during any one-year period shall not carry over to future testing periods. During any testing period, MCI reserves the right to maintain control of the operations of the M-II Plant; provided, however, that DSM may at its cost send Representatives to the M-II Plant during such period to assist MCI in conducting the tests and to monitor the results.

          (e) Neither MCI nor DSM may assign any of their rights or obligations under this Section except in the manner contemplated by Section 14.3.

     Section 5.2 Acquisitions of Improvements. (a) At all times prior to the tenth anniversary of the Closing Date, each party shall take any action that may be necessary under applicable law to ensure that each of its Representatives shall lawfully assign to it each Improvement that they may develop, and each party shall use its commercially reasonable best efforts to obtain an agreement from any other Permitted Recipient that such Permitted Recipient shall assign to it freely transferable rights to use each Improvement that such Permitted Recipient may develop. All such Improvements assigned to either party shall be governed by Section 5.1(a).

          (b) If prior to the tenth anniversary of the Closing Date, either or both parties acquire a freely transferable right to use any Improvement from any educational or research institution, equipment supplier, customer, consultant, competitor or other third party, the parties, to the fullest extent permitted, shall own and may use such Improvement in accordance with Section 5.1(a). To the extent necessary, each party shall use its commercially reasonable best efforts to enable the other party to own or use such Improvement in the manner contemplated by
Section 5.1(a). If such acquiring party may only obtain such rights for the other party in exchange for additional consideration, the acquiring party shall consult with the other party to determine how to proceed.

     Section 5.3 Reports. If prior to the tenth anniversary of the Closing Date any party develops or acquires any Improvements, it shall promptly inform the other party and make arrangements to disclose such Improvement to the other party in the manner specified in Article 7, in each case to the full extent that it is free to do so.

              ARTICLE 6 - TRANSFER, RECORDATION AND
                      MAINTENANCE OF PATENTS

     Section 6.1 Recordation of Patent Assignment. Promptly after the Closing Date MCI shall, at its cost, take all steps that are necessary or appropriate to perfect the conveyance of title of the Process Patents from MCI to DSM in each jurisdiction listed on the Annexes to the Patent Assignment. Without limiting the generality of the foregoing, MCI shall
(i) file the Patent Assignment in each of the jurisdictions described above, (ii) execute, deliver and file any other necessary documentation, and (iii) pay all filing fees, attorney fees and other costs related to perfecting the conveyance of title of the Process Patents hereunder. If it is unclear under the laws of any jurisdiction whether MCI can unilaterally perfect the conveyance of title hereunder, then the parties shall consult to determine whether DSM's assistance is necessary to perfect the title conveyance hereunder. MCI shall also cooperate with DSM to the extent necessary in recording DSM's ownership of the Process Patents in any jurisdiction other than those listed on the Annexes to the Patent Assignment.

     Section 6.2 Maintenance of Process Patents. (a) Following the date upon which the conveyance of title of the Process Patents is perfected under Section 6.1 under the laws of any jurisdiction, DSM shall, at its cost, take all steps that are necessary or appropriate to preserve and maintain the Process Patents in such jurisdiction (including without limitation paying or filing all necessary patent renewal fees or applications); provided, however, if DSM elects in its sole discretion to abandon the Process Patents in any particular jurisdiction, DSM shall first offer to assign to MCI the Process Patents in such jurisdiction, subject to DSM retaining a non-exclusive, royalty-free license to use the Process Patents in such jurisdiction. If MCI rejects such offer, DSM shall be free to abandon the Process Patents in such jurisdiction.

          (b) DSM shall, at its cost, use its commercially reasonable best efforts to secure patents in the MCI Territory for any Improvements as to which DSM files a patent application outside the MCI Territory, and to thereafter preserve and maintain any such patents granted in the MCI Territory (including without limitation paying or filing all necessary patent renewal fees or applications). MCI shall cooperate with DSM to the extent necessary under the laws of any jurisdiction to secure patents for any Improvements.

         ARTICLE 7 - TRANSFER OF UNPATENTED TECHNOLOGIES

     Section 7.1 Transfer of Know-How. (a) No later than 30 days after the Closing Date, MCI shall deliver to DSM all of the written materials described on Exhibit F. MCI shall be permitted to retain copies of all such materials.

          (b)  MCI   shall  furnish  to  DSM  all  Know-How  not  otherwise
delivered under paragraph (a), and shall otherwise provide technical assistance to DSM in constructing its Initial Plant, on the terms set forth in this paragraph. Upon DSM's request and at such times as may be mutually agreeable to the parties, MCI shall:

               (i) furnish to DSM all Know-How that will assist DSM in designing, engineering and constructing the Initial Plant and its process equipment, and procuring all necessary materials in connection therewith, including permitting personnel of DSM to visit the M-II Plant at DSM's cost;

               (ii) furnish to DSM all Know-How relating to MCI's production techniques and methods, including instructing DSM Representatives who will be responsible for transmitting this information to other DSM Representatives;

               (iii) train at the M-II Plant the prospective operators of the Initial Plant; provided, however, that MCI need not train any more than four operators at any one time; and

               (iv) assist DSM in commissioning and starting-up the Initial Plant, including making at least two MCI Representatives available to DSM at the Initial Plant during this period; provided, however, that all of MCI's Travel Costs associated with such visits shall be borne by DSM.

          (c) For a period of nine months from the Closing Date, MCI shall ensure that a qualified individual is available at all times during reasonable business hours to respond to inquiries from DSM regarding the transfer of Know-How under paragraph (b), including making any necessary visits to DSM's facilities, at DSM's cost, at reasonable intervals. All of MCI's other obligations under paragraph (b) shall terminate 21 days after the Initial Plant operates continuously for the first time over a five-day period. Notwithstanding the services to be provided by MCI's Representatives under paragraph (b), DSM shall have ultimate control over and responsibility for all design and engineering decisions concerning the Initial Plant and its process equipment, and concerning all respects of operating and maintaining such plant.

     Section 7.2 Transfer of Unpatented Improvements. If either party possesses any information that comprises some or all of an Improvement not possessed by the other party, the party possessing such information shall deliver promptly to the other party all such information that has been set forth in writing, and shall consult with such other party to determine the most effective means of furnishing the remainder of such information. Thereafter, at such times and in such manner as may be mutually agreeable to the parties, the party possessing such information shall furnish such remaining information by visiting the other party's Plants, permitting the other party to visit its Plants, training the other party's Representatives, or taking any other mutually agreeable steps that provide for the transfer. Unless the parties otherwise agree in writing, the party receiving such information shall bear all Travel Costs associated with any visits by its Representatives to a Plant of the party possessing such information or any visits by the other party's Representatives to its Plants, whether for training purposes or otherwise.

     Section 7.3 Access to the Other Party's Plants. (a) Unless otherwise provided to the contrary in any other Section of this Agreement, whenever any provision of this Agreement permits the Representatives of one party to visit a Plant of the other party for any reason, the specific Plant to be visited, the number of visiting Representatives and the length of their visit shall be mutually agreed upon between the parties in view of the available personnel of both parties, the reasonable needs and requirements of the visiting Representatives, and the available facilities and production schedule of the owner of the Plant to be visited. Unless otherwise provided to the contrary in any other Section of this Agreement or unless the parties otherwise agree in writing, all expenses of all such visiting Representatives, including but not limited to their wages, benefits and Travel Costs, shall be the sole obligation of the party employing the visiting Representatives.

          (b) Any Representatives of DSM or MCI visiting a Plant of the other party under any Section of this Agreement shall be required to conform to the rules generally applied by the owner of the Plant to its personnel and visitors; provided that the party employing such Representatives shall at all times remain responsible for the acts of its Representatives during any such visit.

     Section 7.4 Other Technical Assistance. If prior to the tenth anniversary of the Closing Date either party requests technical assistance services regarding the MCI Technology, or its implementation or use, that are not contemplated by the terms of this Agreement, the other party shall engage in good faith discussions with the requesting party to determine if it can provide such services on mutually agreeable terms and conditions.

             ARTICLE 8 - SECRECY AND CONFIDENTIALITY

     Section 8.1 Confidential Information. (a) In connection with performing its obligations under this Agreement, each party will disclose to the other certain oral and written Confidential Information that is non-public and proprietary in nature. Each party hereby agrees that all Confidential Information received by it from the other party shall be used solely for the purposes authorized hereunder and shall be kept by the receiving party in the strictest secrecy and confidence. Except as permitted by Section 8.2, neither party shall disclose any Confidential Information to any Person.

          (b) For purposes of this Agreement, "Confidential Information" means all information delivered, disclosed or otherwise made available by either party to the other party that directly or indirectly relates to the delivering party or its business, operations, technologies, know-how, manufacturing processes, process specifications, equipment, assets, liabilities, financial condition, results of operations or prospects; provided, however, that the term Confidential Information shall not include any information that the receiving party can prove (i) at the time of disclosure or thereafter is generally available to the public other than as a result of disclosure by the receiving party or its Representatives in violation of this Agreement or (ii) was available to the receiving party on a non-confidential basis from an independent source, provided that such source was not, to the best of the receiving party's knowledge after due inquiry, bound by a confidentiality agreement with the other party or its Representatives (it being understood that the receiving party's due inquiry need not consist of any investigation other than confirming orally or in writing with the independent source that such source is not bound by a confidentiality agreement with the other party or its Representatives).

          (c) All Preliminary Information and all Due Diligence Minutes shall be deemed to be Confidential Information of MCI. After the date of this Agreement, all other information delivered, disclosed or otherwise made available by one party to the other party shall be presumed not to be Confidential Information unless (i) with respect to information furnished in writing or in some other tangible form, such documents or other materials have affixed to them in a prominent location a legend that reads: "CONFIDENTIAL INFORMATION OF [INSERT NAME OF DELIVERING PARTY] UNDER TECHNOLOGY TRANSFER AND TECHNICAL COOPERATION AGREEMENT DATED FEBRUARY 25, 1997", or any substantially similar legend, or (ii) with respect to information furnished orally, such information is confirmed within 30 days by a letter from the party furnishing such information to the party receiving such information, which letter shall expressly state that the purpose of the letter is to confirm the oral delivery of Confidential Information as of a prior date to a specified Representative or Representatives of the receiving party, and which letter shall be stamped or otherwise marked with a legend similar to that set forth above. Each party shall maintain a true and complete list and copy of all documents, materials or letters furnished and received by it under this Section, and shall, upon the reasonable request of the other party, afford the other party with access to its list and copies.

     Section 8.2 Permitted Recipients.  (a)  Confidential  Information  may
be   disclosed   by   the   receiving   party  only  to  (i) those  of  its
Representatives who need to know such information to discharge their duties, (ii) those third-party vendors, consultants or subcontractors retained in connection with constructing, operating or maintaining any Plants who need to know such information to discharge their duties, provided that such Person has agreed to maintain the secrecy of such information pursuant to a confidentiality agreement not less restrictive than the terms of this Article 8, (iii) any Affiliates of the receiving party to whom Confidential Information is transferred pursuant to a transaction of the type described in Section 14.3(b)(ii) or (iii), (iv) any Person who proposes to engage in a transaction of the type described in
Section 14.3(b)(i) or (iv), provided that such Person has agreed to maintain the secrecy of such information pursuant to a confidentiality agreement not less restrictive than the terms of this Article 8, and
(v) any other Person that the disclosing party specifically designates in writing (collectively, "Permitted Recipients").

          (b) Any party that discloses Confidential Information to a Permitted Recipient shall inform the Permitted Recipient of the secret and confidential nature of the Confidential Information and shall advise such Permitted Recipient to maintain such information in the strictest secrecy and confidence (in addition to taking any other steps required by this Agreement). The disclosing party further agrees to take all additional reasonable precautions necessary to prevent the disclosure of the Confidential Information by its Permitted Recipients to any third party, and agrees to be responsible for any breach of this Agreement (or any similar agreements entered into under paragraph (a)) by its Permitted Recipients.

<APGE>

     Section 8.3 Prior Notice. In the event that any party or its Representatives become required by law or compelled by legal process to disclose any Confidential Information furnished by the other party, such party shall provide the other party with prompt prior written notice of such requirement so that such other party may seek a protective order (or other appropriate remedy) or, in its discretion, waive compliance with this Agreement.

     Section 8.4 Control Procedures. Each party agrees to establish and maintain control procedures sufficient to assure that the Confidential Information furnished by the other party is maintained, used and disclosed only as authorized hereunder.

        ARTICLE 9 - INFRINGEMENT ACTIONS BY THIRD PARTIES

     Section 9.1 Infringement Actions by Third Parties involving the MCI Technology. Each party shall promptly notify the other of any infringement or potential infringement of the MCI Technology or Improvements that comes to its attention. Upon delivery of any such notice, the parties shall confer promptly with respect to the initiation and prosecution of litigation against the alleged infringer or infringers. If the parties so agree in writing, DSM shall commence and prosecute such suit with the advice and assistance of MCI, and the parties shall share the expenses of such suit and any judgments, damages, or other recovery which may result therefrom in the proportions that they see fit. If no such agreement can be reached following good faith discussions or if MCI shall elect not to participate in such litigation, DSM shall be entitled to commence and prosecute such suit at its own expense and shall retain all judgments, damages, or other recovery. If DSM shall elect not to exercise such rights or shall fail to commence any such suit within three months of written request from MCI made after the initial conference provided for above, MCI may commence and prosecute such suit at its own expense and shall retain all judgments, damages, or other recovery. In the event either party unilaterally prosecutes any such suit in accordance with this Section, (i) the other party may, at its discretion and at its cost, participate (but not control) in the prosecution of such suit and (ii) the other party shall, upon the prosecuting party's written request, cooperate in the prosecution of such suit to the extent reasonably requested by the prosecuting party (including being joined as a party if required by law); provided, however that such other party shall not be required to incur any out-of-pocket expenses in excess of US $10,000 unless indemnified therefor by the prosecuting party.

     Section 9.2 Infringement Actions by Third Parties involving DSM's Technology. MCI shall promptly notify DSM of any infringement or potential infringement of the technology licensed to MCI under Section 3.3 that comes to MCI's attention. DSM shall be free to respond to any such infringement or potential infringement solely in the manner that it sees fit, and shall be entitled to retain all judgments, damages or other recovery which may result from any suits that it elects to pursue in connection therewith.

           ARTICLE 10 - REPRESENTATIONS AND WARRANTIES;
            LIMITATION OF LIABILITIES; INDEMNIFICATION

     Section 10.1 Representations and Warranties. (a) Subject to the qualifications and limitations set forth in Section 10.2 and except as set forth on Schedule 10.1 attached hereto, MCI represents and warrants to DSM that:

               (i) MCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, United States of America, and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

               (ii) This Agreement has been duly authorized and approved by all necessary corporate action of MCI and has been duly executed and delivered by MCI;

               (iii) Neither the execution and delivery of this Agreement nor the performance of the transactions herein contemplated will materially conflict with or result in a material breach of any of the terms or provisions of, constitute a default under, or invalidate or give any other party any rights of cancellation or termination of,
     (A) the certificate of incorporation or bylaws of MCI, (B) any note, indenture, mortgage, license agreement or other material written agreement or instrument to which MCI is a party or by which it is bound, or (C) any material law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court having jurisdiction over MCI or any of its assets;

               (iv) MCI owns the Application Patents and Process Patents, free and clear of any title encumbrance;

               (v) MCI has the right to use and assign the Know-How, free and clear of any title encumbrance;

               (vi) The Process Patents and the Application Patents constitute all of the process and application patents and patent applications pertaining to MCI's high pressure and high temperature noncatalytic melamine process and production technology, or pertaining to applications of melamine produced by such process and production technology;

               (vii) Since the issuance of the Process Patents, there have been no claims or actions brought against MCI alleging that the Process Patents are invalid or that the MCI Technology infringes the rights of others; no such claims or actions are pending; and to the best of MCI's knowledge there is no known basis for any such claim or action;

               (viii) After careful study and investigation by MCI and its patent counsel, to the best of MCI's knowledge and belief none of the MCI Technology, if and when used by DSM in accordance with this Agreement, will infringe any one or more patents which may issue from the patent applications referred to in Exhibit G hereto or from patent applications with the same disclosure or a disclosure not materially different and entitled to a date not earlier than [*];

               (ix) to the best of MCI's knowledge, no Person is infringing the Application Patents or Process Patents, or is otherwise using any of the MCI Technology without MCI's consent;

               (x) Prior to the date hereof, MCI has not granted to any Person any license or any other right to use the MCI Technology, or any option to acquire any such license or rights; and

               (xi) all of the Preliminary Information was true and correct on the date furnished, and all of the information to be reflected in the Due Diligence Minutes (or, if applicable, MCI's written statements of objection incorporated therein) will be true and correct on the date furnished.

          (b)  DSM represents and warrants to MCI that:

               (i) DSM is a company with limited liability organized under the laws of The Netherlands, and has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder;

               (ii) This Agreement has been duly authorized and approved by all necessary corporate action of DSM and its Affiliates and has been duly executed and delivered by DSM;

               (iii) Neither the execution and delivery of this Agreement nor the performance of the transactions herein contemplated will materially conflict with or result in a material breach of any of the terms or provisions of, constitute a default under, or invalidate or give any other party any rights of cancellation or termination of,
     (A) the organizational documents of DSM, (B) any note, indenture, mortgage, license agreement or other material written agreement or instrument to which DSM or any of its Affiliates is a party or by which DSM or any of its Affiliates is bound, or (C) any material law, order, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court having jurisdiction over DSM or any of its Affiliates or any of their assets;

               (iv) DSM owns all patents relating to its melamine reactor technology and has the right to use and license all of its unpatented melamine reactor technology, and, to the best of its knowledge, owns all other patents or has the right to use and license all other know-how or technology that may be licensed to MCI under Section 3.3, in all cases free and clear of any title encumbrance; and

____________________

     * Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

               (v) To the best of DSM's knowledge, no Person is infringing any of the patents that may be licensed under Section 3.3 or otherwise using any of the know-how or other technology that may be licensed to MCI thereunder without DSM's consent.

     Section 10.2 Limitation of Liabilities. (a) DSM acknowledges that prior to entering into this Agreement it has received and reviewed the
Preliminary Information and that it will be provided the further opportunity to review the MCI Technology during the Due Diligence Period, and that its decision to enter into this Agreement and consummate the Closing Date Transactions is and will be based upon its independent evaluation of the MCI Technology. Subject solely to Article 10, DSM hereby waives all rights to make any claims against MCI or its Affiliates, or any of their respective Representatives, agents, successors or assigns, regarding the sufficiency, scope, adequacy or value of the MCI Technology, including without limitation any claim to recover all or part of cash payments previously paid under Section 4.2 or under the Promissory Notes.

          (b) Except as otherwise specifically provided in Section 10.1, MCI expressly disclaims all representations, warranties and guarantees, whether express or implied, regarding the MCI Technology or the technical advisory services to be performed by MCI hereunder, including without limitation those relating to (i) the adequacy or fitness for any particular purpose of the MCI Technology, the Application Patents or the technical advisory services to be performed by MCI hereunder, (ii) the ability of DSM's Plants to produce melamine, (iii) the production capacity of DSM's Plants, (iv) the quality or merchantability of the melamine to be produced at DSM's Plants, (v) the utility or profitability of DSM's Plants, or
(vi) compliance of the operations and emissions of DSM's Plants with applicable laws.

          (c) Except as otherwise specifically provided in Section 10.1, DSM expressly disclaims all representations, warranties and guarantees, whether express or implied, regarding the technology to be licensed under
Section 3.3 or the technical advisory services to be performed by DSM hereunder, including without limitation those relating to (i) the adequacy or fitness for any particular purpose of the technology licensed under
Section 3.3 or the technical advisory services to be performed by DSM hereunder, (ii) the ability of the M-I Plant to produce melamine in amounts equal to or greater than the amount produced on the date hereof, (iii) maintaining or increasing the production capacity of the M-I Plant, (iv) maintaining or increasing the quality or merchantability of the melamine produced at the M-I Plant, (v) maintaining or increasing the utility or profitability of the M-I Plant, (vi) maintaining or enhancing compliance of the operations and emissions of the M-I Plant with applicable law or (vii) achieving any other objectives that may be identified by the parties in connection with DSM's Study under Article 3.

     Section 10.3 Indemnification. (a) Subject to the limitations of paragraph (c) below:

               (i) MCI shall defend, indemnify and hold harmless DSM and its Affiliates, and their respective Representatives, agents, successors and assigns (each a "DSM indemnitee" and collectively the "DSM indemnitees"), and shall reimburse the DSM indemnitees for, from and against each and every claim, loss, liability, judgment, cost and expense (including interest, penalties and reasonable attorneys' fees) (collectively, "Losses") imposed on or incurred by the DSM indemnitees, directly or indirectly, relating to, resulting from or arising out of (A) a material breach by MCI of the representations and warranties made by it under this Article 10, unless the DSM indemnitee was aware of such breach prior to the Closing Date, (B) a material breach by MCI of any covenant, agreement or other obligation of MCI under this Agreement, (C) any proceedings that are threatened or brought by any Person against any DSM indemnitees in connection with any deaths, bodily injuries, property damages, or related liabilities suffered or allegedly suffered by such Person arising out of the construction, operation or maintenance of any of MCI's Plants, the sale or use of any melamine produced at any of MCI's Plants, or the sale or use of any end-products manufactured from any such melamine, or (D) any proceedings that are threatened or brought by any Person against any DSM indemnitees for infringement or alleged infringement of any patents, know-how or other proprietary rights of such other Person arising out of DSM's ownership or use of the MCI Technology; and

               (ii) DSM shall defend, indemnify and hold harmless MCI and its Affiliates, and their respective Representatives, agents, successors and assigns (each an "MCI indemnitee" and collectively the "MCI indemnitees"), and shall reimburse the MCI indemnitees for, from and against all Losses imposed on or incurred by the MCI indemnitees, directly or indirectly, relating to, resulting from or arising out of
     (A) a material breach by DSM of the representations and warranties made by it under this Article 10, unless the MCI indemnitee was aware of such breach prior to the Closing Date, (B) a material breach by DSM of any covenant, agreement or other obligation of DSM under this Agreement, (C) any proceedings that are threatened or brought by any Person against any MCI indemnitees in connection with any deaths, bodily injuries, property damages, or related liabilities suffered or allegedly suffered by such Person arising out of the construction, operation or maintenance of any of DSM's Plants, the sale or use of any melamine produced at any of DSM's Plants, or the sale or use of any end-products manufactured from any such melamine, or (D) any proceedings that are threatened or brought by any Person against any MCI indemnitees for infringement or alleged infringement of any patents, know-how or other proprietary rights of such other Person arising out of MCI's use of the technology licensed to MCI under
     Section 3.3.

          (b) Any indemnitee seeking indemnification hereunder shall furnish written notice to the indemnifying party of any matter with respect to which the indemnitee seeks to be indemnified hereunder (an "indemnity claim"). If the indemnity claim arises from the claim or demand of a third party, the indemnifying party shall have the right to assume its defense, including the hiring of counsel and the payment of all associated fees and expenses. The indemnitee shall have the right to employ separate counsel with respect to such claim, and to participate in (but not control) the defense thereof, but the fees and expenses of such counsel shall be at the expense of the indemnitee; provided, however, that if both the indemnitee and the indemnifying party are named as parties, such parties shall confer promptly with respect to the defense thereof, and, in the absence of an agreement to the contrary, each party shall employ separate counsel in the defense thereof and the indemnifying party shall bear the full cost and expense of the indemnitee's separate counsel. The indemnifying party shall not, without the indemnitee's prior consent, settle or compromise any claim or consent to the entry of any judgment with respect to any claim.

          (c)  Notwithstanding anything to the contrary herein:

               (i)  Neither party shall have any liability under subsection
     (i)(A) or (ii)(A) of Section 10.3(a) unless written notice of an indemnity claim shall have been given prior to the earlier of January 1, 2002 or 18 months after the date upon which the Initial Plant produces its first 1000 tons of melamine following implementation of the start-up procedures set forth in the construction agreement under which such plant is built.

               (ii) Neither party shall have any liability under subsection
     (i)(B) or (ii)(B) or Section 10.3(a) unless written notice of an indemnity claim shall have been given prior to the earlier of (A) the first anniversary of the date upon which the indemnitee becomes aware of the indemnifying party's breach or (B) the expiration date of the applicable statute of limitations with respect to such claim; and neither party shall have any liability under subsections (i)(C) or
     (D), or (ii)(C) or (D), unless written notice of an indemnity claim shall have been given within 180 days of the date on which the proceedings giving rise to such indemnity claim are initiated or are threatened in writing.

               (iii) Neither party shall be liable under  subsection (i)(C)
     or (ii)(C) of Section 10.3(a) for Losses that it can establish are directly attributable to negligent acts or omissions of any Representatives of the other party that occurred while such Representatives were on its premises, in which event the party employing such Representative shall indemnify the other party on the terms and conditions of this Section for those Losses shown to be directly attributable to such negligent acts or omissions.

               (iv)  Notwithstanding  anything  herein   to  the  contrary,
     neither party shall be obligated under subsection (i)(D) or (ii)(D) to make indemnification payments in excess of US $12.5 million.

               (v) Subject to the limitations specified in paragraphs (iv) and (vii) of this Section 10.3(c), neither party shall be obligated under this Agreement to make indemnification payments that in the aggregate exceed US $25 million.

               (vi) Neither party shall have any liability under this Agreement unless and until the aggregate amount of all Losses of the other party exceeds US $100,000, in which event the indemnifying party shall be liable only for Losses in excess of such amount.

               (vii) Under no circumstances shall any indemnifying party be liable under this Agreement for any loss of anticipated profits or other special, incidental or consequential damages that in the aggregate exceed US $12.5 million.

                ARTICLE 11 - DUE DILIGENCE PERIOD

     Section 11.1 Due Diligence. (a) DSM acknowledges that the Preliminary Information attached as Exhibit D constitutes all of the documents relating to the MCI Technology that MCI furnished to DSM prior to the date hereof. For a period commencing on the date hereof and ending at the close of business on the 20th following business day (the "Due Diligence Period"), MCI shall afford to DSM complete access to the M-II Plant, its production records, and its employees to the extent necessary for DSM to verify the accuracy of the Preliminary Information. DSM may at its cost send up to six DSM Representatives to MCI's offices to conduct its review, provided that no more than four DSM Representatives shall be provided access to the M-II Plant at any specific time. MCI shall use its commercially reasonable best efforts to operate the M-II Plant in the ordinary course of business during the Due Diligence Period. DSM shall conduct such examination in such manner as not to interfere unreasonably with the operation of the M-II Plant or the conduct of MCI's business. MCI reserves the right to accompany each DSM employee during his or her inspection of the M-II Plant and to limit the scope of his or her inquiries to those matters necessary in order for DSM to verify the accuracy of the Preliminary Information.

          (b) At such intervals during the Due Diligence Period that DSM sees fit, DSM's Representatives shall be permitted to prepare written minutes (the "Due Diligence Minutes") that record any findings that such Representatives deem to be relevant. MCI shall be permitted to review drafts of all such minutes, and, after any mutually acceptable revisions have been made, definitive copies of the minutes shall be executed and delivered by Martin F. Lapari, on behalf of MCI, and by Ton C.M. van der Put, on behalf of DSM. If the parties cannot mutually agree to revisions to any draft minutes, MCI shall be free to incorporate into the minutes a written statement that summarizes its objections to all or a portion of the minutes, and MCI's rationales therefor, and definitive copies of the minutes incorporating such written statement shall be executed and delivered by the parties indicated above.

     Section 11.2 Termination Procedures. In the event that DSM shall conclude in good faith at any time during the Due Diligence Period that the Preliminary Information was or may have been materially inaccurate on the date provided, then DSM shall consult with MCI regarding DSM's conclusions for a period of up to 15 days after the end of the Due Diligence Period. If during such 15-day period MCI concedes in writing that the Preliminary Information was materially inaccurate on the date provided or if at the end of such 15-day period DSM continues to believe in good faith that the Preliminary Information was materially inaccurate on the date provided, then DSM shall be entitled to notify MCI in writing no later than five days after such 15-day period of its desire to terminate this Agreement. Unless MCI has conceded such inaccuracy in writing, DSM's notice shall be accompanied by a comprehensive report that documents the basis of its findings. Upon receipt of DSM's notice and accompanying report, MCI shall have five business days to respond in writing. If during such five-business-day period, MCI fails to challenge DSM's findings or concedes in writing that the Preliminary Information was materially inaccurate on the date provided, then DSM shall be permitted to terminate this Agreement by delivery of a written termination notice. If during such five-business-day period, MCI furnishes a written response challenging DSM's findings, the parties shall promptly enter into good faith discussions to determine if the findings upon which DSM based its decision to furnish its notice are fully supported by all information reasonably available to the parties. If the parties cannot resolve their differences within 30 days, either party may submit the controversy to arbitration in accordance with Section 14.6; provided, however, that notwithstanding anything in this Agreement to the contrary, DSM shall have the burden of proving that the Preliminary Information was materially inaccurate on the date provided and the sole remedies that may be awarded by the arbitrators shall be as provided in
Section 11.3.

     Section 11.3 Remedies. If in connection with any proceeding initiated under Section 11.2 the arbitrators find in favor of DSM, DSM shall be permitted to terminate this Agreement by delivery of a written termination notice. If the arbitrators find in favor of MCI, the arbitrators shall schedule a Closing and each party shall attend the Closing and consummate the Closing Date Transactions.

     Section 11.4 Extension of Due Diligence Period. Notwithstanding anything to the contrary in this Article 11, the Due Diligence Period shall be extended for such amount of time as may be necessary to compensate for events of the type described in Section 14.1; provided, however that no such extension shall exceed 90 days. If any such event prevents DSM for more than 90 days from completing its review under this Article 11, then this Agreement will automatically terminate without further action of the parties unless both parties agree to the contrary in writing or DSM waives its rights to conduct a review under this Article 11.

                ARTICLE 12 - CONDITIONS TO CLOSING

     The obligations of each of the parties hereto to consummate the Closing Date Transactions are subject to the satisfaction (or the waiver by both parties) of the following conditions at or prior to the Closing:

     Section 12.1 Lapse of Due Diligence Period. The Due Diligence Period shall have lapsed and DSM shall have either (i) failed to initiate the consultations described in the first sentence of Section 11.2 or (ii) agreed or been ordered by arbitrators to consummate the Closing Date Transactions.

     Section 12.2 Restraining Action. No action or proceeding shall have been instituted before a court or other governmental body to restrain or prohibit any of the transactions contemplated hereunder and no governmental agency shall have given notice to either party to the effect that (i) consummation of any such transactions would constitute a violation of law or (ii) it intends to commence proceedings to restrain consummation of any such transactions.

     Section 12.3 Statutory Requirements and Regulatory Approval. All statutory requirements under any applicable laws for the valid consummation of the Closing Date Transactions shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the Closing Date Transactions shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the Closing Date Transactions without imposing any material conditions with respect thereto.

              ARTICLE 13 - TERMINATION AND AMENDMENT

     Section 13.1 Term. (a) Except as otherwise provided in this Article 13 or Section 14.10, each provision of this Agreement shall remain in full force and effect until June 7, 2015. Upon termination of this Agreement on such date:

               (i) DSM shall continue to own all of the right, title and interest to the MCI Technology and the Improvements (free of any of the restrictions set forth in Article 2); provided, however, that MCI shall retain the right to use the MCI Technology and the Improvements worldwide, perpetually and royalty-free (free of any of the restrictions set forth in Article 2 or Section 5.1(a));

               (ii) DSM shall continue to have the perpetual and royalty-free right to use worldwide the Application Patents licensed under
     Section 2.1(c);

               (iii) MCI shall continue to have the perpetual and royalty-free right to use the technology of DSM licensed under Section 3.3(a) at the M-I Plant (or any replacement plant described in Section 3.3(b));

               (iv) Any joint venture company organized under Section 2.3(c) and any owner of an Option Plant constructed under Section 2.4 shall, in the absence of a written agreement to the contrary, continue to have the perpetual and royalty-free right to use all technology validly used by it under this Agreement immediately prior to the termination date, subject to any and all conditions and restrictions on the use of such technology in effect immediately prior to the termination date;

               (v) For a period of five years from termination, neither party shall, and shall cause its Affiliates and Representatives not to, disclose to others or assist others in using any Confidential Information furnished to it by the other party, or otherwise breach any of the terms set forth in Article 8;

               (vi) Sections 10.3, 14.6, 14.7 and 14.8 and this Article 13 shall survive the termination of this Agreement; and

               (vii) Unless otherwise provided herein, any termination shall not prejudice any cause of action or claim by either MCI or DSM accrued or to accrue on account of any breach or default by the other party.

          (b) If this Agreement is terminated in accordance with Article 11, this Agreement shall be void and neither party nor its Representatives shall have any liability to the other party by reason of entering into or terminating this Agreement; provided, however, that each party shall be bound by the provisions of Section 13.1(a)(v) for the period therein indicated.

     Section 13.2 Modification. Subject to Section 14.10, this Agreement shall not be amended or modified at any time except by an instrument in writing executed by duly authorized representatives of each party.

                    ARTICLE 14 - MISCELLANEOUS

     Section 14.1 Force Majeure. Notwithstanding any other provision of this Agreement, neither party nor any of its Affiliates shall be responsible or liable to the other party in any manner for its failure to perform or its delay in performing hereunder due to contingencies beyond its reasonable control, including, without limitation, strikes, riots, war, warlike conditions, hostilities, blockade, revolution, fires, floods, or other significant accidents or acts of God, provided that upon cessation of such events such party shall thereupon promptly perform or complete the performance of its obligations hereunder. Any party affected by any such contingencies shall give the other party prompt notice of that fact and shall use its best efforts to avoid or remove the cause of such non-performance and shall continue the performance of all other obligations hereunder not affected by such contingency.

     Section 14.2 Waiver. The failure by any party to insist upon strict performance of or to enforce any of its rights hereunder shall not be deemed to be a waiver of, or estoppel against, assertion of the right to require such performance, unless such waiver is an express written waiver that has been duly executed and delivered by the waiving party. Waiver of any one breach in one case or instance shall not be deemed to constitute or imply a waiver of any other breach with respect to any other case or instance, whether of similar nature or otherwise.

     Section 14.3 Beneficiaries; Assignment of Rights. (a) This Agreement shall be binding upon and inure to the benefit of the respective parties and their respective permitted successors and assigns, but, except as otherwise provided in paragraph (b), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by either party without the prior written consent of the other party.

          (b)  Notwithstanding anything to the contrary in paragraph (a):

               (i) either party may freely assign all of its rights and obligations under this Agreement in connection with a sale of all or substantially all of its assets, or pursuant to a merger, consolidation, business combination or similar transaction, but only if the transferee, as a condition to such transaction, acknowledges that it is bound by all of the terms and conditions of this Agreement by duly executing and delivering an instrument reasonably satisfactory to the non-transferring party, at which time the transferor shall have no further liability hereunder (unless otherwise provided in such assumption instrument or by operation of law).

               (ii) DSM may freely sell, assign or license the MCI Technology and Improvements to any Affiliate of DSM (but to no other Person), provided that such Affiliate agrees to be bound by the restrictions on the use of the MCI Technology and Improvements specified in Section 2.3, by confidentiality covenants no less restrictive than those set forth in Article 8, and by covenants preventing any further transfers of such technology by such Affiliate, all pursuant to a duly executed and delivered instrument reasonably satisfactory to MCI;

               (iii) MCI may freely sell, assign, license or sublicense the Technology Rights to any Affiliate of MCI (but to no other Person), provided that such Affiliate agrees to be bound by the restrictions on the use of the Technology Rights specified in Section 2.3, by confidentiality covenants no less restrictive than those set forth in
     Article 8, and by covenants preventing any further transfers of such technology by such Affiliate, all pursuant to a duly executed and delivered instrument reasonably satisfactory to DSM;

               (iv) MCI may freely assign all of its rights to build one or more Option Plants under Section 2.4 to any Person, provided that such Person agrees to be bound by the restrictions on the use of the MCI Technology specified in Section 2.3, by confidentiality covenants no less restrictive than those set forth in Article 8, and by covenants obligating such Person to pay to DSM [*] per Option Plant and preventing such Person from transferring such technology in any manner, all pursuant to a duly executed and delivered instrument reasonably satisfactory to DSM; and

               (v) DSM  may  freely  sublicense  its  rights  under Section
     2.1(c).

     Section 14.4 Language. This Agreement may be translated into one or more languages, but the English version of this Agreement shall be determinative of, and shall control the meaning and interpretation of, the terms and conditions of this Agreement.

     Section 14.5 Further Assurances. The parties shall use their commercially reasonable best efforts to take any and all actions and to execute and deliver any and all documents that may be necessary or advisable to effectuate the provisions and purposes of this Agreement. All such documents are to be prepared in the English language unless the laws of any other country or governmental body require preparation thereof in another language.

     Section 14.6 Arbitration. The parties hereto shall attempt to resolve any dispute, controversy, difference, or claim arising out of or relating to this Agreement by negotiation in good faith. If such negotiation fails to resolve such dispute, controversy, difference or claim within 30 days after either party delivers to the other a notice of its intent to submit such matter to arbitration, then either party may, as its sole remedy hereunder, submit such matter to arbitration before the International
____________________

     * Omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Chamber of Commerce in a proceeding to be held in London, England. The arbitration will be conducted by a three-member panel of arbitrators, one of whom will be selected by MCI, one by DSM and the third by the other two arbitrators. If the two arbitrators do not agree upon such third arbitrator within 20 days, then either MCI or DSM may request the International Chamber of Commerce to appoint the third arbitrator. Once the third arbitrator has been selected, the arbitration of the dispute shall be conducted in English in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "Rules"). Unless otherwise provided or limited by the Rules, each of the parties shall be given a fair opportunity to prepare and present its position with respect to the dispute, and each party shall be entitled to call witnesses, examine and cross-examine witnesses that the other party calls to testify, introduce documents and other materials, and submit written statements of position and arguments. Unless otherwise agreed by the parties, any cash payment awarded by the arbitrators shall be in United States dollars. The arbitrators shall make a final determination, to be provided in writing to each party, that resolves the dispute and includes an allocation of the aggregate fees, costs and expenses of the arbitration between the parties to the dispute (including arbitration and legal fees), such allocation to be made in the sole discretion of the arbitrators after giving due consideration to the relative merits of the parties' positions in the dispute. All results of the arbitration proceeding shall be final, conclusive and binding on the parties to this Agreement, and shall not be subject to judicial review. Judgment upon the award rendered by the arbitrators may be entered in any court having competent jurisdiction.

     Section 14.7 Injunctive Remedies. Each party hereby acknowledges that the other party's remedies under Section 14.6 may be inadequate in the event that its breaches its covenants set forth in Section 2.3 or 8.1. Accordingly, in the event of any such breach the non-breaching party shall, notwithstanding Section 14.6, have the right to seek equitable relief in a court of competent jurisdiction, including the right to enjoin such breach, and shall have the right to collect attorneys' fees and costs incurred in connection with any such action in which it is successful on the merits in a final and nonappealable judgment.

     Section 14.8 CHOICE OF LAW. THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION OF ITS TERMS AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF LOUISIANA, UNITED STATES OF AMERICA, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE; PROVIDED, HOWEVER, THAT QUESTIONS AFFECTING THE CONSTRUCTION AND EFFECT OF ANY PATENT SHALL BE DETERMINED BY THE LAW OF THE COUNTRY IN WHICH THE PATENT HAS BEEN GRANTED, AND FURTHER PROVIDED THAT THE VALIDITY OF, THE CONSTRUCTION OF, AND THE DETERMINATION OF THE RIGHTS AND DUTIES OF THE PARTIES UNDER ARTICLE 3 SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE NETHERLANDS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH COUNTRY.

     Section 14.9 Notices. All notices which may be given under any provision of this Agreement shall be in writing in English and deemed to have been duly given when (a) served by facsimile or other written electronic means of communication, confirmed by registered airmail, or by certified or registered first class mail, return receipt requested, postage prepaid and (b) properly addressed to the parties at the addresses indicated below:

If to MCI:

     Melamine Chemicals, Inc.
     P. O. Box 748
     Donaldsonville, Louisiana 70346
     United States of America
     Attention:   Chairman
     Telecopy:   (504) 473-0550

If to DSM:

     DSM Melamine B.V.
     Het Overloon 1, Heerlen
     P. O. Box 6500, 6401 JH Heerlen
     The Netherlands
     Attention:   Business Group Director
     Telecopy:   31-45-5782808

In the event of a change in the address of either party while this Agreement is in effect, such party shall promptly notify the other party in writing, and following receipt of such notice all written notices required under this Agreement shall be directed to the new address.

     Section 14.10 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws of the United States of America, The Netherlands, the European Community or any other nation, country, sovereign or possession, or by any court, agency or other governmental authority, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such severed provision as may be possible, such that the Agreement, with such added provision, will be legal, valid, and enforceable in such jurisdiction. Notwithstanding anything in this Section to the contrary, if it is apparent that this Agreement would have never been entered into by the parties absent the illegal, invalid, or unenforceable provision, such provision shall not be severed and the entire Agreement shall be rendered null and void.

     Section 14.11 Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings relating to the subject matter hereof.

     Section 14.12 Press Releases. Neither party, without the prior written consent of the other, will issue any press release or other written or oral statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by any applicable law.

     Section 14.13 Agency. Neither party shall be deemed to be an agent of the other party as a result of, or in any transaction under or relating to, this Agreement, and shall not in any way incur or be empowered to incur any obligation on behalf of the other party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                              MELAMINE CHEMICALS, INC.



                              By: /s/ Fred Huber
                                 ------------------------------------
                                 Name: Fred Huber
                                 Title: President and Chief Executive Officer


                              DSM MELAMINE B.V.



                              By: /s/ P. Harten
                                 ------------------------------------
                                 Name: P. Harten
                                 Title: Business Group Director

                                                        EXHIBIT B
                                       to Technology Transfer and
                                  Technical Cooperation Agreement

                       APPLICATION PATENTS


1.   2508  George  M.  Crews  et  al  -  Process  for  Producing   Melamine
     Formaldehyde Resins Using Impure Melamine

   Country           Identifying No.      Issue or Filing Date    Expiration
_______________    ____________________   ____________________    __________
* United States    Patent No. 5,120,821      Issued 6/9/92         2/22/2011


2.   2805  George  M.  Crews  et al - Ammeline-Melamine-Formaldehyde Resins
     (AMFR) and Method of Preparation

   Country            Identifying No.     Issue or FIling Date    Expiration
_______________    ____________________   ____________________    __________
* United States    Patent No. 5,254,665      Issued 10/19/93       8/24/2012

* Australia        Patent No. 658,805        Issued 8/15/95        8/23/2009

* Canada           SN 2,104,615              Filed 8/23/93          Pending

* European         SN 93306687.0             Filed 8/24/93          Pending

         (Designating 9 Countries:    Austria, Belgium, France, Germany,
                Great Britain, Holland, Italy, Spain and Sweden)

* Japan            SN 231033/5               Filed 8/24/93          Pending

3. 3781 George M. Crews and Ji Shen - The Preparation of Pigmented Melamine-Formaldehyde Polymer Beads

   Country            Identifying No.     Issue or FIling Date    Expiration
_______________    ____________________   ____________________    __________

* United States    SN 669,623                Filed 6/24/96          Pending

                                                        EXHIBIT C
                                       to Technology Transfer and
                                  Technical Cooperation Agreement

                        PATENT ASSIGNMENT

     In exchange for the receipt of good and valuable consideration, Melamine Chemicals, Inc. ("Assignor") hereby assigns to DSM Melamine B.V. ("Assignee") all of the right, title and interest in the patents issued to, and the patent applications filed by, Assignor that are identified on Annex I and Annex II attached hereto (the "Patents"), and all of the rights, powers, privileges and immunities arising or accruing therefrom, free of any title encumbrances, subject to certain retained rights of Assignor to use the Patents on terms and conditions separately agreed upon by Assignor and Assignee.* Assignor shall execute and deliver any such other assignment instruments as may be necessary under the laws of any jurisdiction in order to perfect or register the conveyance of title of the Patents from Assignor to Assignee.

     IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be duly executed and delivered as of this _____ day of ____________, 1997.


                              MELAMINE CHEMICALS, INC.



                              By: ___________________________________
                                   Name:
                                   Title:



________________________
*MCI and DSM agree that any patent assignment instruments filed in jurisdictions other than the United States of America or Canada will delete the phrase "subject to certain retained rights of Assignor to use the Patents on the terms and conditions separately agreed upon by Assignor and Assignee."

                                                          Annex I
                                             to Patent Assignment


                           M-II PATENTS

1.   1704 Roger E. Thomas and David E. Best
     --------------------------------------
     United States - ANHYDROUS HIGH-PRESSURE MELAMINE SYNTHESIS
     Serial No. 568,408 filed January 5, 1984, Abandoned; and Continuation
            Serial No. 689,921 filed January 9, 1985
     Status:    U.S. Patent No. 4,565,867 issued January 21, 1986
     Term: 20 years from filing/Expires January 5, 2004
           Maintenance Fees Due: July 21, 1989/1993/1997

Corresponding Foreign Filings:

Australia                           Patent No. 568,469
Austria                             Patent No. 393,124
Brazil                              Patent No. PI 8500032-9
Canada                              Patent No. 1,220,476
Egypt                               Patent No. 16,900
France                              Patent No. 2,557,876
Germany                             Patent No. 3,500,188
Germany DIV                         Patent No. 3,546,893*
Great Britain                       Patent No. 2,152,505
Holland                             Pending
Indonesia                           Patent No. ID 0,000,565
Ireland                             Patent No. 057,911
Italy                               Patent No. 1,188,084
Japan                               Allowed
Japan DIV                           Pending
Mexico                              Patent No. 164,901
New Zealand                         Patent No. 210,678
Norway                              Patent No. 176,795
Qatar      Cautionary Notice        [No Patent System]
South Korea                         Patent No. 52,521
Spain                               Patent No. 539,126
Taiwan                              Patent No. 36,197


*Opposition/DSM N.V. 1996

                  * * * * * * * * * *

                                                         Annex II
                                             to Patent Assignment


                           M-IV PATENTS

1.   3697 David E. Best and Amit Gupta
     ---------------------------------
     United States - METHOD FOR INCREASING PURITY OF MELAMINE
     Serial No. 479,003 filed June 7, 1995
     Status:    U.S. Patent No. 5,514,797 issued May 7, 1996
     Term: 20 years from filing/Expires June 7, 2015
           Maintenance Fees Due: November 7, 1999/2003/2007

Corresponding Foreign Filings:

Australia                           Pending
Brazil                              Pending
Canada                              Pending
Egypt                               Pending
European                            Pending
     (European elected countries: Austria, France, Germany,
        Great Britain, Ireland, Italy, Netherlands and Spain)
India                               Pending
Indonesia                           Pending
Japan                               Pending
Mexico                              Pending
New Zealand                         Pending
Norway                              Pending
Poland                              Pending
Qatar       Cautionary Notice       [No Patent System]
Romania                             Pending
Russia                              Pending
South Africa                        Pending
Saudi Arabia                        Pending
South Korea                         Pending
Taiwan                              Pending
Ukraine                             Pending
Venezuela                           Pending
United Arab Emirates                Pending

2.   3698 David E. Best and Amit Gupta
     ---------------------------------
     United States    -  MELAMINE  OF  IMPROVED  PURITY  PRODUCED  BY HIGH-
                         PRESSURE, NON-CATALYTIC PROCESS
     Serial No. 478,088 filed June 7, 1995
     Status:    U.S. Patent No. 5,514,796 issued May 7, 1996
     Term: 20 years from filing/Expires June 7, 2015
           Maintenance Fees Due: November 7, 1999/2003/2007

Corresponding Foreign Filings:

Australia                           Pending
Brazil                              Pending
Canada                              Pending
Egypt                               Pending
European                            Pending
      (European elected countries: Austria, France, Germany,
         Great Britain, Ireland, Italy, Netherlands and Spain)
India                               Pending
Indonesia                           Pending
Japan                               Pending
Mexico                              Pending
New Zealand                         Pending
Norway                              Pending
Poland                              Pending
Qatar       Cautionary Notice       [No Patent System]
Romania                             Pending
Russia                              Pending
South Africa                        Pending
Saudi Arabia                        Pending
South Korea                         Pending
Taiwan                              Pending
Ukraine                             Pending
Venezuela                           Pending
United Arab Emirates                Pending


                  * * * * * * * * * *

                                                      EXHIBIT E-1
                                       to Technology Transfer and
                                  Technical Cooperation Agreement

                 FORM OF PROMISSORY NOTE DUE 2000

US $5,000,000.00                        Donaldsonville, Louisiana
                                                  March ___, 1997

     The undersigned unconditionally promises to pay to the order of Melamine Chemicals, Inc., at its offices at 39046 Highway 18 West, Donaldsonville, Louisiana 70346, or at such other location as is designated by the holder hereof, in lawful money of the United States of America, the principal amount of FIVE MILLION AND NO/100 DOLLARS (US $5,000,000.00), all of which shall be payable in full on January 1, 2000 (the "Maturity Date").

     The outstanding principal amount of this Note shall bear interest ("Ordinary Interest") from and including the date hereof until paid at the rate of FIVE AND NINETY-FOUR ONE-HUNDREDTHS PERCENT (5.94%) per annum. Interest shall be calculated on a 365 day per year basis and shall be payable annually in arrears on January 1 of each year, with the first such interest payment being due on January 1, 1998 and with a final interest payment in the amount of all outstanding interest then unpaid being due on the Maturity Date.

     If a payment of principal or interest falls due on a Saturday, Sunday, or any other day on which financial institutions are generally not open for business in New Orleans, Louisiana, payment shall be made on the next business day.

     If, on any date on which an installment of principal or interest is due under this Note, the undersigned is owed money by Melamine Chemicals, Inc. under the terms of a final award rendered by arbitrators in accordance with Section 14.6 of that certain Technology Transfer and Technical Cooperation Agreement (the "Technology Transfer Agreement") dated as of February 25, 1997, between Melamine Chemicals, Inc. and the undersigned, the undersigned may offset the amount of such unpaid award against the installment of principal or interest then due under this Note. If the amount of such installment of principal or interest is insufficient to satisfy the unpaid award in full, the remaining unpaid amount of the award may be used to offset subsequent installments of principal or interest under this Note until the award is satisfied in its entirety. If the amount of such installment of principal or interest is greater than the amount of the unpaid award, the undersigned shall pay the remainder of such installment of principal or interest to the holder of this Note on the date due. Except as expressly set forth in this paragraph, this Note is not subject to any other right of offset or compensation in favor of the undersigned. Neither the enforcement nor the collection of this Note is subject to arbitration under the Technology Transfer Agreement.

     Any amounts payable pursuant to this Note, whether principal or interest, which are not paid on the date due shall bear interest ("Default Interest") at a rate equal to twelve percent (12%) per annum from such due date until paid in full.

     All payments on this Note shall be applied first to attorneys' fees and other costs then accrued, if any; second, to the Default Interest then accrued, if any; third, to Ordinary Interest then accrued, if any; and, finally, to the principal installments in the inverse order of maturity. The undersigned shall have the right and privilege of prepaying all or any part of this Note at any time without notice or penalty.

     This Note shall become immediately due and payable at the option of the holder hereof, without presentment or demand or any notice to the undersigned or any other person obligated hereon, upon (a) the undersigned's failure to pay any installment of principal or interest under this Note on or before the due date thereof, (b) the undersigned becoming subject to bankruptcy, receivership, liquidation, or other insolvency proceedings, whether voluntarily or involuntarily, whether under federal, state or foreign law or (c) the undersigned making a general assignment for the benefit of its creditors or becoming unable to pay its bills as they become due in the regular course of its business.

     If this Note is collected by suit or through any bankruptcy court, or any judicial proceedings, or if this Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection, then the undersigned unconditionally promises to pay all reasonable attorneys' fees and court costs associated with the enforcement of this Note.

     The undersigned and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, all pleas of division and discussion and all other notice, filing of suit and diligence in collecting this Note or enforcing any security herefor, and agree to any substitution, exchange or release of any of such security or the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any maker or others liable herefor, or to enforce its rights against any security herefor, and consent to any extensions or postponements of the time of payment of this Note or any other indulgences with respect hereto, without notice thereof to any of them and hereby bind themselves in solido for the payment hereof in principal, interest, costs and attorneys' fees; provided, however, that nothing in the foregoing paragraph shall operate as a waiver of the rights of the undersigned against MCI or its successors under the fourth paragraph of this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of Louisiana, United States of America.

                              DSM MELAMINE B.V.



                              By: ___________________________________
                                   Name:
                                   Title:

                                                      EXHIBIT E-2
                                       to Technology Transfer and
                                  Technical Cooperation Agreement

                 FORM OF PROMISSORY NOTE DUE 2005

US $5,000,000.00                        Donaldsonville, Louisiana
                                                  March ___, 1997

     The undersigned unconditionally promises to pay to the order of Melamine Chemicals, Inc., at its offices at 39046 Highway 18 West, Donaldsonville, Louisiana 70346, or at such other location as is designated by the holder hereof, in lawful money of the United States of America, the principal amount of FIVE MILLION AND NO/100 DOLLARS (US $5,000,000.00), all of which shall be payable in full on January 1, 2005 (the "Maturity Date").

     The outstanding principal amount of this Note shall bear interest ("Ordinary Interest") from and including the date hereof until paid at the rate of SIX AND THIRTY-TWO ONE-HUNDREDTHS PERCENT (6.32%) per annum. Interest shall be calculated on a 365 day per year basis and shall be payable annually in arrears on January 1 of each year, with the first such interest payment being due on January 1, 1998 and with a final interest payment in the amount of all outstanding interest then unpaid being due on the Maturity Date.

     If a payment of principal or interest falls due on a Saturday, Sunday, or any other day on which financial institutions are generally not open for business in New Orleans, Louisiana, payment shall be made on the next business day.

     If, on any date on which an installment of principal or interest is due under this Note, the undersigned is owed money by Melamine Chemicals, Inc. under the terms of a final award rendered by arbitrators in accordance with Section 14.6 of that certain Technology Transfer and Technical Cooperation Agreement (the "Technology Transfer Agreement") dated as of February 25, 1997, between Melamine Chemicals, Inc. and the undersigned, the undersigned may offset the amount of such unpaid award against the installment of principal or interest then due under this Note. If the amount of such installment of principal or interest is insufficient to satisfy the unpaid award in full, the remaining unpaid amount of the award may be used to offset subsequent installments of principal or interest under this Note until the award is satisfied in its entirety. If the amount of such installment of principal or interest is greater than the amount of the unpaid award, the undersigned shall pay the remainder of such installment of principal or interest to the holder of this Note on the date due. Except as expressly set forth in this paragraph, this Note is not subject to any other right of offset or compensation in favor of the undersigned. Neither the enforcement nor the collection of this Note is subject to arbitration under the Technology Transfer Agreement.

     Any amounts payable pursuant to this Note, whether principal or interest, which are not paid on the date due shall bear interest ("Default Interest") at a rate equal to twelve percent (12%) per annum from such due date until paid in full.

     All payments on this Note shall be applied first to attorneys' fees and other costs then accrued, if any; second, to the Default Interest then accrued, if any; third, to Ordinary Interest then accrued, if any; and, finally, to the principal installments in the inverse order of maturity. The undersigned shall have the right and privilege of prepaying all or any part of this Note at any time without notice or penalty.

     This Note shall become immediately due and payable at the option of the holder hereof, without presentment or demand or any notice to the undersigned or any other person obligated hereon, upon (a) the undersigned's failure to pay any installment of principal or interest under this Note on or before the due date thereof, (b) the undersigned becoming subject to bankruptcy, receivership, liquidation, or other insolvency proceedings, whether voluntarily or involuntarily, whether under federal, state or foreign law or (c) the undersigned making a general assignment for the benefit of its creditors or becoming unable to pay its bills as they become due in the regular course of its business.

     If this Note is collected by suit or through any bankruptcy court, or any judicial proceedings, or if this Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection, then the undersigned unconditionally promises to pay all reasonable attorneys' fees and court costs associated with the enforcement of this Note.

     The undersigned and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, all pleas of division and discussion and all other notice, filing of suit and diligence in collecting this Note or enforcing any security herefor, and agree to any substitution, exchange or release of any of such security or the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment of this Note, to first institute suit or exhaust its remedies against any maker or others liable herefor, or to enforce its rights against any security herefor, and consent to any extensions or postponements of the time of payment of this Note or any other indulgences with respect hereto, without notice thereof to any of them and hereby bind themselves in solido for the payment hereof in principal, interest, costs and attorneys' fees; provided, however, that nothing in the foregoing paragraph shall operate as a waiver of the rights of the undersigned against MCI or its successors under the fourth paragraph of this Note.

     This Note shall be governed by and construed in accordance with the laws of the State of Louisiana, United States of America.

                              DSM MELAMINE B.V.



                              By: ___________________________________
                                   Name:
                                   Title: